Exhibit 3.1

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

6.00% SERIES A PERPETUAL CONVERTIBLE PREFERRED STOCK

(Par Value $0.01 Per Share)

WildHorse Resource Development Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board by the Amended and Restated Certificate of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), which authorizes the Board, by resolution, to set forth the designation, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, in one or more series of up to 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the DGCL, the Board duly adopted on June 30, 2017 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority granted to and vested in it, the Board hereby creates a new series consisting of 500,000 shares of Preferred Stock, designated 6.00% Series A Perpetual Convertible Preferred Stock, and hereby fixes the powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, of such series of Preferred Stock as set forth in this certificate of designations (this “Certificate of Designations”):

1.	General.

(a) There shall be created from the 50,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock designated as “6.00% Series A Perpetual Convertible Preferred Stock” par value $0.01 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock shall be 500,000. Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Corporation, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Series A Preferred Stock.

(b) The Series A Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; (iii) junior to all Senior Stock; and (iv) junior to existing and future indebtedness and liabilities of the Corporation.

(c) The Series A Preferred Stock has no maturity date and (except as provided in Section 4 in connection with a Change of Control) is not mandatorily redeemable (pursuant to a sinking fund obligation or otherwise) or redeemable at the option of the Holders.

2.	Definitions. As used herein, the following terms shall have the following meanings:

(a) “10% Entity” means any Person that, together with its Affiliates, after giving effect to a proposed Transfer, would own greater than 10% of the then outstanding Common Stock, on an as-converted basis.

(b) “14C Expiration Date” shall mean the date immediately following the expiration of the 20 calendar day period commencing on the stated date of distribution to the Corporation’s stockholders in accordance with Rule 14c-2 of Regulation 14C promulgated under the Exchange Act of a definitive Information Statement on Schedule 14C filed by the Corporation with the SEC relating to the issuance of the Series A Preferred Stock.

(c) “Accreted Value” shall mean, with respect to each share of Series A Preferred Stock, the Initial Liquidation Value as the same may be increased pursuant to Section 3.

(d) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that the Corporation, any of its Subsidiaries, or any of the Corporation’s other controlled Affiliates, will not be deemed to be Affiliates of any Holder for purposes of this Certificate of Designations. For purposes of this Certificate of Designations, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, none of NGP, the Corporation or any of their respective Affiliates shall be deemed Affiliates of Carlyle or any of its Affiliates.

(e) “as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable at the time of determination upon conversion of the Series A Preferred Stock that is then outstanding, whether or not the Series A Preferred Stock is then convertible, exchangeable or exercisable by the holder thereof, are assumed to be then outstanding.

(f) “Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any Person’s Beneficial Ownership, such Person shall be deemed to be the Beneficial Owner of any Equity Securities that may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Corporation or any of its Subsidiaries.

(g) “Board” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(h) “Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(i) “Capital Stock” shall mean, for any entity, any and all shares, equity interests, rights to purchase, warrants, options, equity participations or other equity equivalents of or equity interests in (however designated) capital stock issued by that entity; provided that, “Capital Stock” of the Corporation shall not include any convertible or exchangeable debt securities that, prior to conversion or exchange, will rank senior in right of payment to the Series A Preferred Stock.

(j) “Carlyle” means CP VI Eagle Holdings, L.P.

(k) “Certificate of Designations” shall have the meaning specified in the recitals.

(l) “Certificate of Incorporation” shall have the meaning specified in the recitals.

(m) A “Change of Control” shall be deemed to have occurred at any time after the Series A Preferred Stock is originally issued if any of the following occurs:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than any Permitted Holder;

(ii) the adoption of a plan relating to the liquidation or dissolution of the Corporation; or

(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than any Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Corporation becomes a Subsidiary of another Person shall not constitute a Change of Control if, immediately following such transaction, the “persons” (as defined above) who were Beneficial Owners of the voting stock of the Corporation immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the total voting power of the voting stock of such other Person of whom the Corporation has become a Subsidiary.

(n) “Change of Control Call” shall have the meaning specified in Section 4(b).

(o) “Change of Control Cash Price” shall mean, as of the date of any redemption in connection with a Change of Control Put or Change of Control Call, an amount per share of Series A Preferred Stock equal to (x) the Accreted Value of such share of Series A Preferred Stock as of such date plus (y) if the applicable redemption date is prior to December 30, 2019, the amount equal to the net present value (computed using a discount rate of the Treasury Rate plus fifty (50) basis points) of the sum of all dividends that would otherwise be payable on such share of Series A Preferred Stock on each of the Dividend Payment Dates occurring during the period on and after the applicable redemption date to and including December 30, 2019 (which date for purposes of this calculation, shall be assumed to be an additional Dividend Payment Date) and assuming the Corporation elected to pay such dividends in cash pursuant to Section 3(a); provided, however, that in the event of a Change of Control described in subsection (i) or (ii) of the definition thereof that is in connection with a liquidation, winding up or dissolution of the Corporation, the Change of Control Cash Price shall mean the greater of (a) the amount described above and (b) the amount that would be distributed in the liquidation, winding up or dissolution of the Corporation with respect to such share if such share of Series A Preferred Stock was converted into Common Stock (at the Conversion Rate then in effect) immediately prior to such liquidation, winding up or dissolution of the Corporation (regardless of whether the Series A Preferred Stock is then convertible pursuant to the terms hereof).

(p) “Change of Control Effective Date” shall have the meaning specified in Section 4(c).

(q) “Change of Control Purchase Date” shall mean, with respect to each share of Series A Preferred Stock, the date on which the Corporation makes the payment in full in cash of the Change of Control Cash Price for such share to the Holder thereof.

(r) “Change of Control Put” shall have the meaning specified in Section 4(a).

(s) “Change of Control Put Deadline” shall have the meaning specified in Section 4(c)(i).

(t) “Close of Business” shall mean 5:00 p.m., New York City time.

(u) “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the fair market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose with the prior consent of holders of a majority of the outstanding Series A Preferred Stock. The Closing Sale Price of any other security shall be determined in the same manner as set forth in this Section 2(u) for the determination of the Closing Sale Price of the Common Stock.

(v) “Code” shall mean Internal Revenue Code of 1986, as amended.

(w) “Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Corporation, subject to Section 8(e).

(x) “Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

(y) “Conversion Date” shall have the meaning specified in Section 7(a)(iii).

(z) “Conversion Price” shall initially be $13.90 per share of Common Stock and shall be subject to adjustment pursuant to Section 8 hereof.

(aa) “Conversion Rate” shall mean, with respect to each share of Series A Preferred Stock subject to conversion, a number of shares of Common Stock equal to its Accreted Value divided by the then applicable Conversion Price.

(bb) “Corporation” shall have the meaning specified in the recitals.

(cc) “Corporation Competitor” shall mean (i) any Upstream Competitor identified in writing to the Holders by the Corporation prior to the Initial Issue Date, and (ii) on and after the Initial Issue Date, any Upstream Competitor identified in writing to the Holders at the direction of the Board of Directors acting in good faith. “Upstream Competitor” shall mean (i) any Person whose primary business is oil and gas exploration and production activities and who owns or operates upstream oil and gas properties that are located within 100 miles of any oil and gas properties owned or operated by the Corporation and (ii) any private equity fund that controls any Upstream Competitor.

(dd) “DGCL” shall have the meaning specified in the recitals.

(ee) “Dividend Payment Date” shall mean January 31, April 30, July 31 and October 31 of each year, commencing on July 31, 2017.

(ff) “Dividend Rate” shall mean the rate per quarterly dividend period of 1.50% (6.00% per annum) per share of Series A Preferred Stock.

(gg) “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the January 15, April 15, July 15 and October 15, as the case may be, immediately preceding such Dividend Payment Date.

(hh) “Equity Securities” means the equity securities of the Corporation, including shares of Common Stock and Series A Preferred Stock.

(ii) “Event” shall have the meaning specified in Section 5(a)(ii)(B).

(jj) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(kk) “Ex-Date,” when used with respect to any issuance, dividend or distribution of Common Stock, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise), as determined by such exchange or market.

(ll) “Expiration Date” shall have the meaning specified in Section 8(a)(iv).

(mm) “Final Accrual Period” shall have the meaning specified in Section 3(d).

(nn) “Hedge” shall have the meaning specified in Section 10(a)(i).

(oo) “Holder” shall mean a holder of shares of Series A Preferred Stock.

(pp) “HSR Expiration Date” shall mean the date on which all applicable approvals and waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976 that are required with respect to the conversion and voting rights of the Series A Preferred Stock set forth in this Certificate of Designations shall have been obtained or expired, as applicable, in each case as the shares of Series A Preferred Stock are held as of the Initial Issue Date.

(qq) “Indebtedness” means (a) all obligations of the Corporation or any of its Subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Corporation or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Corporation or any of its Subsidiaries is an account party, (d) all securitization or similar facilities of the Corporation or any of its Subsidiaries and (e) all guarantees by the Corporation or any of its Subsidiaries of any of the foregoing.

(rr) “Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Corporation or its Subsidiaries (including (A) that certain Indenture, dated February 1, 2017 among the Corporation, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee (as the same may be amended and/or restated from time to time) or (B) that certain credit agreement, dated December 19, 2016, among the Corporation, the lenders and financial institutions party thereto and Wells Fargo Bank, National Association (as the same may be amended and/or restated from time to time).

(ss) “Initial Issue Date” shall mean the first date of original issuance of shares of the Series A Preferred Stock.

(tt) “Initial Liquidation Value” shall mean, with respect to each share of Series A Preferred Stock, $1,000.00.

(uu) “Junior Stock” shall mean (i) the Common Stock and (ii) each other class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding-up or dissolution of the Corporation.

(vv) “Mandatory Conversion Date” shall have the meaning specified in Section 7(b)(ii).

(ww) “NGP” means collectively, WHR Holdings, LLC, a Delaware limited liability company, Esquisto Holdings, LLC, a Delaware limited liability company, WHE AcqCo Holdings, LLC, a Delaware limited liability company, and NGP XI US Holdings, L.P., a Delaware limited partnership, and any of their respective Affiliates that own Capital Stock of the Company.

(xx) “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

(yy) “Open of Business” shall mean 9:00 a.m., New York City time.

(zz) “Ownership Notice” shall mean the notice of ownership of Capital Stock of the Corporation containing the information required to be set forth or stated on certificates pursuant to the DGCL and, in the case of an issuance of Capital Stock by the Corporation (including the Series A Preferred Stock), in substantially the form attached hereto as Exhibit A.

(aaa) “Parity Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(bbb) “Permitted Holder” shall mean (i) any Person that is a “Permitted Holder” under (A) that certain Indenture, dated February 1, 2017 among the Corporation, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee (as the same may be amended and/or restated from time to time) or (B) that certain credit agreement, dated December 19, 2016, among the Corporation, the lenders and financial institutions party thereto and Wells Fargo Bank, National Association (as the same may be amended and/or restated from time to time), (ii) Carlyle and its Affiliates and (iii) any Person who, together with its Affiliates, holds more than 50% of the outstanding shares of Series A Preferred Stock.

(ccc) “Permitted Transferee” shall have the meaning specified in Section 10(a)(ii)(A).

(ddd) “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(eee) “Preferred Purchase Agreement” shall mean that certain Preferred Stock Purchase Agreement dated as of May 10, 2017 by and among the Holders as of the Initial Issue Date and the Corporation.

(fff) “Preferred Stock” shall have the meaning specified in the recitals.

(ggg) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of the holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

(hhh) “Reference Property” shall have the meaning specified in Section 8(e).

(iii) “Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.

(jjj) “Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement dated as of the Initial Issue Date by and among the Corporation and the others party thereto.

(kkk) “Reorganization Event” shall have the meaning specified in Section 8(e).

(lll) “Required Number of Shares” shall have the meaning specified in Section 4(g).

(mmm) “Requisite Approvals Notice Date” shall have the meaning specified in Section 11(e).

(nnn) “Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in connection with any Indebtedness of the Corporation or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement.

(ooo) “SEC” shall mean the Securities and Exchange Commission.

(ppp) “Securities Act” shall mean the Securities Act of 1933, as amended.

(qqq) “Senior Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(rrr) “Series A Director” shall have the meaning specified in Section 5(b)(i).

(sss) “Series A Preferred Stock” shall have the meaning specified in Section 1(a).

(ttt) “Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other Indebtedness Agreement governing the rights of the holders of or otherwise relating to any Indebtedness of the Corporation or any of its Subsidiaries.

(uuu) “Spin-Off” shall have the meaning specified in Section 8(a)(iii).

(vvv) “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or limited liability company interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(www) “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchanges on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

(xxx) “Transfer” by any person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, for value or without value, or to enter into any written or oral contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities Beneficially Owned by such person or of any interest (including any voting interest) in any Equity Securities Beneficially Owned by such person. For the avoidance of doubt, a transfer of control of the direct or indirect Beneficial Owner of Equity Securities is a Transfer of such Equity Securities for purposes of this Certificate of Designations; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations, a Transfer shall not include (i) the conversion of one or more shares of Series A Preferred Stock into Common Stock pursuant to the terms of this Certificate of Designations, (ii) the redemption or other acquisition of Common Stock or Preferred Stock by the Corporation or (iii) the transfer (other than by a Holder or an Affiliate of a Holder) of any limited partnership or limited liability company interests or other equity interests in a Holder (or any direct or indirect parent entity of a Holder), in each case, unless the transferor or transferee were formed for the purpose of holding any Equity Securities; provided that, if any transferor or transferee referred to in this clause (iii) ceases to be controlled by the Person controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”.

(yyy) “Transfer Agent” shall mean Wells Fargo Shareowner Services, acting as the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series A Preferred Stock and the Common Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(zzz) “Treasury Rate” shall mean the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least five Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the Average Assumed Dividend Period; provided, however, that if such Average Assumed Dividend Period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Corporation shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Assumed Dividend Period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; and, provided further, that the Treasury Rate shall not in any event be less than zero. For purposes of this definition, “Average Assumed Dividend Period” shall mean the average number of months (weighted based on the amount of the assumed dividends) from the applicable redemption date to the applicable Dividend Payment Date for each dividend assumed to be paid for purposes of the calculation.

(aaaa) “Underwritten Offering” shall have the meaning set forth in the Registration Rights Agreement.

3.	Dividends.

(a) Subject to Section3(c), from and after the Initial Issue Date, dividends shall, with respect to each outstanding share of Series A Preferred Stock, accrue on the Accreted Value at the Dividend Rate for each Dividend Period (as defined below) to and including the next Dividend Payment Date. Dividends on the Series A Preferred Stock shall be non-cumulative and shall accrue on a daily basis, whether or not declared. Such dividends shall be payable only when, as and if declared by the Board, and when so declared and paid, such dividends shall be paid in cash out of funds legally available therefor and shall be payable on the next Dividend Payment Date following such declaration by the Board to the Holders as they appear on the Corporation’s stock register at the Close of Business on the relevant Dividend Record Date. If any Dividend Payment Date falls on a day that is not a Business Day, payment of dividends declared under this Section 3(a) with respect to such Dividend Payment Date will be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of the delay. The period from the Initial Issue Date to and including July 31, 2017 and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(b) If a cash dividend is not declared and paid in accordance with Section 3(a) on a Dividend Payment Date, then in full discharge of any accrual of dividends for such Dividend Period, the Accreted Value of each outstanding share of Series A Preferred Stock, regardless of its date of issue, shall automatically increase on such Dividend Payment Date by an amount equal to the Dividend Rate multiplied by the Accreted Value in effect immediately after the immediately prior Dividend Payment Date (or the Initial Issue Date in respect of the first Dividend Period).

(c) Dividends payable under Section 3(a) (or future dividends calculated in determining Change of Control Cash Price) and any increase in Accreted Value under Section 3(b) (or deemed increase in Accreted Value under Section 3(e)) for any period less than a full quarterly dividend or accretion period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(d) Notwithstanding anything to the contrary in this Certificate of Designations, if at any time on or after December 30, 2019 the Closing Sale Price of the Common Stock equals or exceeds 130% of the Conversion Price then in effect for at least 25 consecutive Trading Days, all shares of Series A Preferred Stock will permanently cease to be entitled to any dividends pursuant to Section 3(a) or any further accretion of Accreted Value pursuant to Section 3(b) (the “Dividend Termination Date”); provided, however, that with respect to the period commencing on the day following the last Dividend Payment Date prior to the Dividend Termination Date and ending on, and including, the Dividend Termination Date (the “Final Accrual Period”), a cash dividend may be declared and paid in such amount accrued with respect to the Final Accrual Period payable on the next Dividend Payment Date following the Final Accrual Period as determined and paid otherwise in accordance with Section 3(a), or if not declared and paid in accordance with the foregoing, the Accreted Value shall accrete in an amount accrued with respect to the Final Accrual Period on the next Dividend Payment Date following the Final Accrual Period as determined and accreted otherwise in accordance with Section 3(b).

(e) Under this Certificate of Designations, in calculating either the (A) number of shares of Common Stock issued upon conversion of a share of Series A Preferred Stock or (B) redemption price per share of Series A Preferred Stock, the Accreted Value of each share of Series A Preferred Stock shall be increased by the amount of accrued and unpaid dividends during the then-current Dividend Period regardless of whether, at the time of such conversion or redemption, a dividend payable on the immediately succeeding Dividend Payment Date has been declared pursuant to Section 3(a). Holders of shares of Series A Preferred Stock subject to conversion or redemption shall not be entitled to receive any payment of dividends declared pursuant to Section 3(a) in respect of the Dividend Period in which the conversion or redemption occurs notwithstanding that a Dividend Record Date may have been fixed for the payment of such dividends prior to such conversion or redemption.

(f) The Series A Preferred Stock shall fully participate, on an as-converted basis, in any dividend declared and paid or distribution on the Common Stock (other than any dividend paid or distribution on the Common Stock in connection with the liquidation, winding up or dissolution of the Corporation) as if the Preferred Stock were converted into shares of Common Stock on the Record Date for such dividend or distribution, at the Conversion Rate in effect on such Record Date.

(g) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend other than as set forth in this Section 3.

4.	Special Rights Upon a Change of Control.

(a) Repurchase at the Option of the Holder. Subject to the application of Section 4(b), upon the occurrence of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock shall have the option to require the Corporation to purchase (a “Change of Control Put”) any or all of its shares of Series A Preferred Stock for cash at a purchase price per share of Series A Preferred Stock equal to the Change of Control Cash Price; provided that the Corporation shall only be required to pay the Change of Control Cash Price (i) after the Satisfaction of the Indebtedness Obligations, (ii) to the extent permitted by the Specified Contract Terms and (iii) to the extent such purchase can be made under applicable law and out of funds legally available therefor.

(b) Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if later, promptly after the Corporation discovers that a Change of Control may occur or has occurred), a written notice shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, (x) the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed or (y) the date on which the Change of Control occurred). In connection with the delivery of such notice, the Corporation may elect to redeem (the “Change of Control Call”), contingent upon and contemporaneously with the consummation of the Change of Control, but subject to the right of the Holders to convert the Series A Preferred Stock pursuant to Section 7(a) prior to any such redemption, any or all of the shares of Series A Preferred Stock for cash at a redemption price per share equal to Change of Control Cash Price.

(c) Final Change of Control Notice. To the extent the Change of Control Call has not been previously exercised by the Corporation, within two days following the effective date of the Change of Control (the “Change of Control Effective Date”) (or if the Corporation discovers later than such date that a Change of Control has occurred, promptly following the date of such discovery), a final written notice shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation, which notice shall contain:

(i) the date by which the Holder must elect to exercise a Change of Control Put (which shall be no less than 20 days after the Change of Control Effective Date) (the “Change of Control Put Deadline”);

(ii) the amount of cash payable per share of Series A Preferred Stock, if such Holder elects to exercise a Change of Control Put;

(iii) a description of the payments and other actions required to be made or taken in order to effect the Satisfaction of the Indebtedness Obligations;

(iv) the consideration, if any, received in respect of each share of Common Stock in the Change of Control;

(v) the purchase date for such shares (which shall be no later than three Trading Days after the Satisfaction of the Indebtedness Obligations has occurred); and

(vi) the instructions a Holder must follow to exercise a Change of Control Put in connection with such Change of Control.

(d) Change of Control Put Procedure. To exercise a Change of Control Put, a Holder must, no later than 5:00 p.m., New York City time, on the Change of Control Put Deadline, surrender to the Conversion Agent the certificates, if any, representing the shares of Series A Preferred Stock to be repurchased by the Corporation (or if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation and the Conversion Agent) or otherwise instruct the Conversion Agent to surrender such Holder’s uncertificated book-entry shares.

(e) Delivery upon Change of Control Put. Upon a Change of Control Put, after the Satisfaction of the Indebtedness Obligations and subject to Section 4(g) below, the Corporation (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer the Change of Control Cash Price in consideration for the amount of such Holder’s shares of Series A Preferred Stock redeemed.

(f) Redemption by the Corporation. In the case of a Change of Control, any shares of Series A Preferred Stock as to which a Change of Control Put or Change of Control Call was not exercised and that are otherwise outstanding following such Change of Control may be redeemed, at the option of the Corporation, upon not less than thirty (30) nor more than sixty (60) days’ notice, which notice must be received by the affected Holders within thirty (30) days of the Change of Control Put Deadline, at a redemption price per share equal to the Change of Control Cash Price.

(g) If the Corporation (A) shall not have sufficient funds legally available under applicable law to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 4(a) (the “Required Number of Shares”) after the Satisfaction of the Indebtedness Obligations or (B) will be in violation of Specified Contract Terms if it purchases the Required Number of Shares, the Corporation shall (I) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 4(a), a number of shares of Series A Preferred Stock with an aggregate Change of Control Cash Price equal to the lesser of (1) the amount legally available for the purchase of shares of Series A Preferred Stock under applicable law and (2) the largest amount that can be used for such purchase not prohibited by Specified Contract Terms and (II) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Cash Price as soon as practicable after the Corporation is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock and without violation of Specified Contract Terms. The inability of the Corporation to make a purchase payment for any reason shall not relieve the Corporation from its obligation to effect any required purchase when, as and if permitted by applicable law and Specified Contract Terms.

(h) Upon full payment for any shares of Series A Preferred Stock subject to a Change of Control Put or Change of Control Call, such shares will cease to be entitled to any dividends that may thereafter be payable on the Series A Preferred Stock; such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive the Change of Control Cash Price) of the Holder of such shares of Series A Preferred Stock shall cease and terminate with respect to such shares.

5.	Voting; Directors.

(a) Voting. The shares of Series A Preferred Stock shall not have voting rights other than those set forth below or as otherwise required by Delaware law or the Certificate of Incorporation:

(i) From and after the Requisite Approvals Notice Date, Holders of shares of Series A Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Corporation then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock. Each Holder shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such Holder could then be converted pursuant to Section 7 (ignoring for purposes of such determination the limitation on conversion prior to the one year anniversary of the Initial Issue Date) at the record date for the determination of stockholders entitled to vote or consent on such matters. The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the bylaws of the Corporation.

(ii) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority in voting power of the shares of Series A Preferred Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

(A) authorize or create, or increase the authorized amount of, or issue any class or series of Senior Stock or Parity Stock or reclassify any of the authorized capital stock of the Corporation into shares of Senior Stock or Parity Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock or Parity Stock; or

(B) amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation or otherwise (an “Event”) so as to adversely affect any right, preference, privilege or power of the shares of Series A Preferred Stock.

provided, however, with respect to the occurrence of any Event set forth in (B) above, so long as any shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent with the same rights and preferences in all material respects as the Series A Preferred Stock (other than with respect to board election rights set forth in Section 5(b)), the occurrence of any such Event shall not be deemed to adversely affect such rights, preferences, privileges or power of the Series A Preferred Stock; provided, further, that any increase in the amount of the authorized Junior Stock, or the creation or issuance of any additional shares of Junior Stock, shall not be deemed to adversely affect such rights, preferences, privileges or powers.

(iii) Whether a plurality, majority or other portion of the Series A Preferred Stock or any other series of voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective aggregate liquidation preferences of the Series A Preferred Stock or such other series of voting Preferred Stock, as applicable.

(b)	Directors.

(i) From and after the Requisite Approvals Notice Date, (i) at any time that Carlyle or its Affiliates hold both (A) any shares of Series A Preferred Stock and (B) shares of Common Stock and Series A Preferred Stock representing, on an as-converted basis, at least 10% of the total number of issued and outstanding shares of Common

Stock (assuming, only for the purposes of determining such threshold amount of shares, all shares of Series A Preferred Stock were converted at the Conversion Rate in effect on such date), the Holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect two directors to the Board (any director elected by the Holders pursuant to this Section 5(b), herein referred to as a “Series A Director”) and (ii) at any time that Carlyle or its Affiliates holds both (A) any shares of Series A Preferred Stock and (B) shares of Common Stock and Series A Preferred Stock representing, on an as-converted basis, more than 5% but less than 10% of the total number of issued and outstanding shares of Common Stock (assuming, only for the purposes of determining such threshold amount of shares, all shares of Series A Preferred Stock were converted at the Conversion Rate in effect on such date), the Holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect one Series A Director, in each case subject to any Series A Director satisfying all requirements regarding service as a director of the Corporation under applicable law or stock exchange rule regarding service as a director of the Corporation and such other reasonable criteria and qualifications required to be satisfied for service as a director applicable to all directors of the Corporation.

(ii) Each Series A Director so elected shall serve until his or her successor is elected and qualified or his or her earlier death, resignation, retirement, disqualification or removal; any vacancy or newly created directorship in the position of a Series A Director may be filled only by the Holders of a majority of the then outstanding shares of Series A Preferred Stock; and each Series A Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the Holders of a majority of the then outstanding shares of Series A Preferred Stock. Notwithstanding the foregoing, at such time as the Holders of a majority of the then outstanding shares of Series A Preferred Stock cease to be entitled to appoint and elect any Series A Director pursuant to this Section 5(b) (as a result of Carlyle or its Affiliates either ceasing to hold (i) any shares of Series A Preferred Stock or (ii) at least 10% or more than 5%, as applicable, of the total number of issued and outstanding shares of Common Stock, assuming, only for the purposes of determining such threshold amount of shares, all shares of Series A Preferred Stock were converted at the Conversion Rate in effect on such date), (x) the right of the Holders of Series A Preferred Stock to appoint and elect one or two directors to the Board, as applicable, shall permanently terminate and (y) from and after such time, one or both of the Series A Directors, as applicable, shall cease to be qualified to serve as a director and such directorship shall terminate, and the size of the Board shall automatically be reduced.

(iii) Notwithstanding anything to the contrary in this Certificate of Designations, solely for purposes of voting with respect to Series A Directors pursuant to this Section 5(b), the issued and outstanding shares of Series A Preferred Stock held by Carlyle and its Affiliates at any time shall be entitled to a number of votes equal to 50.1% of all votes entitled to be cast by the Holders of the then outstanding shares of Series A Preferred Stock.

6.	Liquidation Preference.

(a) In the event of any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of its shares of Series A Preferred Stock and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of liabilities to the Corporation’s creditors and holders of shares of Senior Stock and before any payment or distribution is made to holders of Junior Stock (including the Common Stock), an amount equal to the greater of (x) the Accreted Value per share of Series A Preferred Stock plus an amount equal to all accrued and unpaid dividends on such share of Series A Preferred Stock for the then-current Dividend Period to, and including, the date fixed for liquidation, winding up or dissolution assuming the Corporation elected to pay such dividends in cash pursuant to Section 3(a) but only to the extent such dividends otherwise would have been payable under Section 3(d) and (y) the amount that such Holder would have been entitled to receive if all of such Holder’s shares of Series A Preferred Stock were converted into Common Stock (at the Conversion Rate then in effect) immediately prior to such liquidation, winding up or dissolution of the Corporation (regardless of whether the Series A Preferred Stock is then convertible pursuant to the terms hereof).

(b) Neither the sale, conveyance, exchange or transfer of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, nor any share exchange or division involving the Corporation pursuant to applicable statutes providing for the consolidation, merger, share exchange or division, shall be deemed to be a liquidation, winding up or dissolution, whether voluntary or involuntary, for the purposes of this Section 6, notwithstanding that, for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up.

(c) After the payment to the Holders of the shares of Series A Preferred Stock of full preferential amounts provided for in this Section 6, the Holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d) In the event the assets of the Corporation available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 6, such Holders and such holders of shares of Parity Stock shall share, equally and ratably in proportion to the respective full amounts to which such holders are entitled pursuant to this Section 6, in any distribution of the assets of the Corporation.

7.	Conversion; Redemption.

(a)	Holder Conversion.

(i) Each Holder shall have the right, at any time following June 30, 2018 to convert each share of such Holder’s Series A Preferred Stock into (i) that number of whole shares of Common Stock equal to the quotient of (A) the Accreted Value divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 9. The foregoing right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).

(ii) Notwithstanding anything to the contrary in Section 7(a)(i), a Holder shall have the right to convert, prior to June 30, 2018, (i) all or any portion of such Holder’s Series A Preferred Stock following the delivery by the Corporation of the notice contemplated by Section 4(b) and prior to the consummation of the applicable Change of Control and (ii) in connection with an Underwritten Offering that the Holder then has a right to participate in under the Registration Rights Agreement, such number of shares of Series A Preferred Stock that will, upon conversion, result in the issuance to the Holder of the maximum number of shares of Common Stock the Holder is permitted to include for sale in such Underwritten Offering.

(iii) In order to convert shares of Series A Preferred Stock into shares of Common Stock pursuant to this Section 7(a), the Holder must (i) deliver a notice of conversion to the Corporation in the form attached hereto as Exhibit B and (ii) surrender the certificates, if any, representing such shares of Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), accompanied by transfer instruments reasonably satisfactory to the Corporation (including instructions to the Transfer Agent in the case of uncertificated book-entry shares), at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation), together with written notice that such Holder elects to convert all or such lesser number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this Section 7(a), the date of receipt of such certificates, if any, together with such notice, by the Corporation or (in accordance with the immediately preceding sentence) its authorized agent will be the “Conversion Date”.

(iv) Notwithstanding anything herein to the contrary, the Series A Preferred Stock shall not be convertible into Common Stock under Sections 7(a) or 7(b) until the Requisite Approvals Notice Date.

(b)	Mandatory Conversion.

(i) At any time on or after June 30, 2021, the Corporation shall have the right, at its option, to elect to cause all or any portion of the outstanding shares of Series A Preferred Stock to be automatically converted into (i) that number of shares of Common Stock for each share of Series A Preferred Stock equal to the quotient of (A) the Accreted Value divided by (B) the Conversion Price as of the applicable Mandatory Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 9, subject to the satisfaction of the following conditions with respect to each such mandatory conversion:

(I) the Closing Sale Price of the Common Stock equals or exceeds 140% of the Conversion Price then in effect for at least 20 consecutive Trading Days ending on the date immediately prior to the date the notice described in Section 7(b)(ii) is delivered by the Corporation; (II) the number of shares of Common Stock into which such shares of Series A Preferred Stock will convert shall not exceed 25 times the average daily trading volume of the Common Stock on the New York Stock Exchange (or other principal stock exchange on which the Common Stock is then traded) during the 20 consecutive Trading Day period set forth in clause (I); (III) with respect to any Holder, if the shares of Common Stock issuable upon conversion of the Holder’s Series A Preferred Stock are Registrable Securities and the Holder thereof previously requested that all or any portion of such Registrable Securities be registered for resale by the Holder, such Registrable Securities have been so registered for resale pursuant to a resale registration statement and the Corporation is not then in breach of any its obligations under the Registration Rights Agreement with respect to such registration or requirements to maintain the effectiveness of such registration statement registering the resale of such Registrable Securities; and (IV) the Corporation shall only be entitled to deliver one notice to the Holders pursuant to this Section 7(b)(ii) in any one hundred and eighty day period.

(ii) To exercise the mandatory conversion right described in Section 7(b)(i), the Corporation must deliver to the Holders a notice setting forth: (i) the date on which the mandatory conversion will occur (the “Mandatory Conversion Date”), which shall be no earlier than the date that is three (3) Trading days after the notice described in this Section 7(a)(ii) is delivered; (ii) calculations supporting the satisfaction of the condition in clause (II) in the preceding Section 7(b)(i); and (iii) with respect to each Holder, the number of shares of Preferred Stock to be converted. Effective as of such Mandatory Conversion Date, all such Holder’s shares of Series A Preferred Stock shall automatically convert into shares of Common Stock as set forth in Section 7(a)(i).

(iii) If the Corporation elects to cause less than all the shares of the Series A Preferred Stock to be converted, the Corporation shall select the Series A Preferred Stock to be converted from each Holder on a pro rata basis.

(iv) Notwithstanding the foregoing, the Corporation shall not be entitled to convert the last share of Series A Preferred Stock held by Carlyle or its Affiliates into Common Stock pursuant to this Section 7(b) at any time that such share on an as-converted basis, together with any shares of Common Stock held or to be held by Carlyle or its Affiliates immediately following such conversion, would represent more than 5% of the total number of issued and outstanding shares of Common Stock as of such date.

(c)	Redemption.

(i) At any time on or after June 30, 2022, the Corporation shall have the right, at its option, to elect to cause all or any portion of the outstanding shares of Series A Preferred Stock to be redeemed for cash at a redemption price per share equal to (i) if the Redemption Date is on or prior to June 30, 2023, the Accreted Value multiplied by 112%, (ii) if the Redemption Date is after June 30, 2023 and on or prior to June 30, 2024, the Accreted Value multiplied by 109% and (iii) if the Redemption Date is after June 30, 2024, the Accreted Value multiplied by 106%.

(ii) To exercise the redemption right described in Section 7(c), the Corporation must deliver to the Holders a notice setting forth: (i) the date on which the redemption will occur (the “Redemption Date”), which shall be no earlier than ten (10) Business Days after the date such notice is given; and (ii) with respect to each Holder, the number of shares of Preferred Stock subject to redemption and the price to be paid to such Holder in respect thereof.

(d)	Conversion and Redemption Procedures.

(i) In connection with any mandatory conversion pursuant to Section 7(b) or redemption in accordance with Section 7(c), the Holder must surrender the certificates, if any, representing such shares of Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), and deliver transfer instruments reasonably satisfactory to the Corporation (including instructions to the Transfer Agent in the case of uncertificated book-entry shares), at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation).

(ii) On the Conversion Date, Redemption Date or the Mandatory Conversion Date, as applicable, with respect to any share of Series A Preferred Stock, certificates or uncertificated book-entry shares representing the number of shares of Common Stock into which the applicable shares of Series A Preferred Stock are converted shall be promptly issued and delivered to the Holder thereof or such Holder’s designee (or cash shall be paid to an account designated by such Person) upon presentation and surrender of the certificate, if any, evidencing the Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) or the instructions to the Transfer Agent in the case of uncertificated book-entry shares, to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder. For the avoidance of doubt, (i) a Holder of Series A Preferred Stock shall have the right to affect a conversion pursuant to Section 7(a) up to and including the date of a redemption and (ii) the satisfaction of the obligations set forth in Section 7(d)(i) shall be conditions to the issuance of share of Common Stock or the payment of the cash redemption price, as applicable, but shall not impact the conversion or redemption of the Series A Preferred Stock, as applicable.

(iii) From and after the Conversion Date, the Redemption Date or the Mandatory Conversion Date, as applicable, the shares of Series A Preferred Stock to be converted on such Conversion Date or the Mandatory Conversion Date, as applicable, or redeemed on such Redemption Date will cease to be entitled to any dividends that may thereafter accrue on the Series A Preferred Stock; such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except (i) in the case of conversion, the right to receive from the Corporation the Common Stock and cash payable in lieu of fractional shares in respect of such shares of Series A Preferred Stock, or (ii) in the case of redemption, the right to receive from the Corporation the cash payable in respect of such shares of Series A Preferred Stock ) of the Holder of such shares of Series A Preferred Stock to be converted or redeemed shall cease and terminate with respect to such shares.

(iv) The Person or Persons entitled to receive the Common Stock and/or other securities issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the Close of Business on the Conversion Date or the Mandatory Conversion Date, as applicable, with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or securities to be issued or upon conversion of shares of Series A Preferred Stock should be registered, the Corporation shall be entitled to register and deliver such shares in the name of the Holder.

8.	Conversion Price Adjustments; Reorganization Event.

(a) The Conversion Price shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i) If the Corporation issues shares of Common Stock as a dividend or distribution on all shares of Common Stock, or if the Corporation effects a share subdivision or share combination, then the Conversion Price in effect immediately following the Record Date for such dividend, distribution, share subdivision or share combination shall be divided by the following fraction:

OS1 / OS0

where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share subdivision or share combination, as the case may be; and

OS1	=	the number of shares of Common Stock outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution, or such share subdivision or share combination, as the case may be.

Any adjustment made under this Section 8(a)(i) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share subdivision or share combination, as the case may be. If any dividend, distribution, share subdivision or share combination of the type described in this Section 8(a)(i) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend, distribution, subdivision or combination and (B) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Conversion Price that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury.

(ii) If the Corporation distributes to all holders of its Common Stock any rights, options or warrants entitling them to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Price in effect immediately following the close of business on the Record Date for such distribution shall be divided by the following fraction:

        OS0 + X

OS0 + Y

where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any decrease to the Conversion Rate made under this Section 8(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Common Stock are not issued prior to the expiration or termination of such rights, options or warrants, the Conversion Price shall be increased, effective as of the date of such expiration, to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased, effective as of the earlier of (A) the date the Board determines not to make such distribution and (B) the date such rights, options or warrants were to have been issued, to be the Conversion Price that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until the triggering events occur.

For purposes of this Section 8(a)(ii), in determining the aggregate price payable to exercise any such rights, options or warrants there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

(iii) If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities, to all holders of Common Stock, excluding (A) dividends, distributions, rights, options, warrants or other issuances as to which an adjustment was effected pursuant to Section 8(a)(i) or Section 8(a)(ii), (B) rights issued to all holders of Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with Common Stock and the plan provides that Holders will receive such rights along with any Common Stock received upon conversion of the Series A Preferred Stock, (C) dividends or distributions paid exclusively in cash as to which the Holders participated in accordance with Section 3(g), (D) any dividends and distributions in connection with any recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described in Section 8(e) and (E) Spin-Offs as to which the provisions set forth below in the last two paragraphs of this Section 8(a)(iii) shall apply, then the Conversion Price in effect immediately following the close of business on the Record Date for such distribution shall be divided by the following fraction:

            SP0

SP0 – FMV

where,

SP0	=	Closing Sale Price per share of the Common Stock on the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV	=	the fair market value as of the Record Date for such distribution (as determined in good faith by the Board) of the shares of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock.

Any decrease to the Conversion Price made under the portion of this Section 8(a)(iii) above shall become effective immediately after the Close of Business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased, effective as of the earlier of (A) the date the Board determines not to pay the distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock held by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, or other assets, securities or property of the Corporation, or rights, options or warrants to acquire the Corporation’s Capital Stock or other securities that such Holder would have received if such Holder converted all of its shares of Series A Preferred Stock at the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 8(a)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Price shall be adjusted immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-off by dividing the Conversion Price in effect immediately prior to the Close of Business on such 10th Trading Day by the following fraction:

    FMV + MP0

MP0

where,

FMV	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Price under the preceding paragraph shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Price in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references to “10 consecutive Trading Days” within the portion of this Section 8(a)(iii) related to Spin-Offs shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv) If the Corporation or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Price shall be adjusted immediately after the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date by dividing the Conversion Price in effect immediately prior to the Close of Business on such last Trading Day of the 10 consecutive Trading Day period by the following fraction:

    AC + (SP1 x OS1)

SP1 x OS0

where,

AC	=	the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

Any decrease to the Conversion Price made under this Section 8(a)(iv) shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that, for purposes of determining the Conversion Price in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10 consecutive Trading Days” within this Section 8(a)(iv) shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Expiration Date for such tender or exchange offer and the relevant Conversion Date.

In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(v) All calculations and other determinations under this Section 8(a) shall be made by the Corporation and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. Notwithstanding anything herein to the contrary, no adjustment under this Section 8(a) shall be made to the Conversion Price unless such adjustment would result in a change of at least 1% in the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Price; provided, however, that the Corporation shall make all such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (A) on December 31 of each calendar year, (B) on the Conversion Date for any conversions of Series A Preferred Stock, (C) upon the occurrence of a Change of Control and (D) in the event that the Corporation exercises its mandatory conversion right pursuant to Section 7(b). No adjustment to the Conversion Price shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock. The Corporation shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock pursuant to this Certificate of Designations and without giving effect to the previous sentence.

(vi) In addition to those adjustments required by clauses (i), (ii), (iii) and (iv) of this Section 8(a), and to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange, the Corporation, from time to time, may decrease the Conversion Price by any amount for a period of at least twenty (20) Business Days or any longer period permitted or required by law, so long as the decrease is irrevocable during that period and the Board determines that such decrease would be in the Corporation’s best interest. Whenever the Conversion Price is decreased pursuant to the preceding sentence, the Corporation shall send to each Holder at its last address appearing on the stock register of the Corporation a notice of the decrease at least 15 calendar days prior to the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

(vii) Notwithstanding the foregoing in this Section 8(a) and for the avoidance of doubt, the Conversion Price shall not be adjusted for: (A) the issuance of Common Stock pursuant to any present or future plan broadly available to holders of its Common Stock providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of Common Stock, options, restricted stock, restricted stock units, performance units or rights to purchase those shares or similar equity instruments as compensation pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any of its Subsidiaries, in each case approved by the Corporation’s stockholders; (C) the issuance of Common Stock pursuant to any option, warrant, right or excisable, exchangeable or convertible security outstanding as of the Initial Issue Date; (D) a change in the par value of Common Stock; (E) a sale of Common Stock, or securities convertible or exercisable for Common Stock, for cash, other than in a transaction described in Section 8(a)(i) through Section 8(a)(iv); (F) ordinary course of business stock repurchases that are not tender offers referred to in Section 8(a)(iv), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board; (G) a third-party tender or exchange offer, other than a tender or exchange offer by one of the Corporation’s Subsidiaries as described in Section 8(a)(iv); (H) accrued and unpaid dividends or distributions, except as provided in Section 4, Section 7, and Section 8; and (I) any dividends, distributions or other transactions in which the holders of Series A Preferred Stock participate pursuant to Section 3(f).

(b) Notwithstanding Section 8(a)(ii) and Section 8(a)(iii), if the Corporation has a rights plan (including the distribution of rights pursuant thereto to all holders of Common Stock) in effect while any shares of Series A Preferred Stock remain outstanding, Holders will receive, upon conversion of shares of Series A Preferred Stock, in addition to shares of Common Stock to which each such Holder is entitled, a corresponding number of rights in accordance with such rights plan. If, prior to any conversion of shares of Series A Preferred Stock, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Price will be adjusted at the time of separation as if the Corporation had distributed to all or substantially all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 8(a)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a Holder to receive, upon conversion of shares of Series A Preferred Stock, in addition to any shares of Common Stock to which such Holder is entitled, the rights described therein (unless such rights, options or warrants have separated from the Common Stock (in which case the Conversion Price will be adjusted at the time of separation as if the Corporation made a distribution to all holders of Common Stock as described in Section 8(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such Holder to an adjustment to the Conversion Rate.

(c) The Corporation may also (but is not required to) decrease each Conversion Price to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. However, in either case, the Corporation may only make such a discretionary adjustment if it makes the same proportionate adjustment to each Conversion Price.

(d) Upon any decrease in the Conversion Price, the Corporation promptly shall deliver to each Holder a certificate signed by an Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated, and specifying the increased Conversion Price then in effect following such adjustment.

(e) In the case of:

(i) any recapitalization, reclassification or change in Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination),

(ii) any consolidation, merger or other combination involving the Corporation,

(iii) any sale, lease or other transfer or disposition to a third party of the consolidated assets of the Corporation and the Corporation’s Subsidiaries substantially as an entirety, or

(iv) any statutory share exchange of the Corporation’s securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which Common Stock (but not the Series A Preferred Stock) would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Series A Preferred Stock into shares of Common Stock shall be changed into a right to convert such share of Series A Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that the Holder would have received if it had converted all of its shares of Series A Preferred Stock at the Conversion Rate immediately prior to such Reorganization Event would have been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”). In the event that, in connection with any such Reorganization Event, the holders of Common Stock have the opportunity to elect the form of all or any portion of the consideration to be received by such holders in such Reorganization Event, the Reference Property into which shares of Series A Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election (or of all holders of Common Stock if no holders of Common Stock make such election). Notwithstanding Section 8(a), no adjustment to the Conversion Price shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Series A Preferred Stock.

The provisions of this Section 8(e) shall apply to successive Reorganization Events.

None of the foregoing provisions of this Section 8(e) shall affect the right of a Holder to convert its Series A Preferred Stock into shares of Common Stock as set forth in Section 7(a) prior to the effective time of such Reorganization Event. The Corporation shall not become party to a Reorganization Event unless its terms are consistent with this Section 8(e).

In this Certificate of Designations, if Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to “Common Stock” are intended to refer to such Reference Property.

(f) A converting Holder is not required to pay any transfer or similar taxes due upon conversion of such Holder’s shares of Series A Preferred Stock, except that such Holder shall pay such transfer or similar taxes payable relating to any transfer involved in the issuance or delivery of shares of Common Stock, if any, due upon conversion of such shares of Series A Preferred Stock in a name other than that of the converting Holder. The Corporation may require that such converting Holder establish to the reasonable satisfaction of the Corporation, that such converting Holder has paid in full all applicable transfer or similar taxes, if any, payable by such converting Holder prior to issuing and delivered the shares of Common Stock due upon conversion of such converting Holder’s shares of Series A Preferred Stock.

9. No Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or Mandatory Conversion Date, as applicable. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date or Mandatory Conversion Date, as applicable.

10. Transfer Restrictions; Certificates.

(a)	Transfer Restrictions.

(i) Except as otherwise permitted in this Certificate of Designations, including Section 10(a)(ii), until June 30, 2018, the Holders will not (i) Transfer any Series A Preferred Stock or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Series A Preferred Stock or Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Series A Preferred Stock, the Common Stock or any other Capital Stock of the Corporation (any such action, a “Hedge”).

(ii) Notwithstanding Section 10(a)(i), the Holders shall be permitted to Transfer any portion or all of their Series A Preferred Stock or Common Stock at any time under the following circumstances:

(A) Transfers to any Affiliate of such Holder (the recipient of the shares so Transferred, a “Permitted Transferee”), but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Corporation (in form and substance reasonably satisfactory to the Corporation and with a copy thereof to be furnished to the Corporation) to be bound by the terms of this Certificate of Designations and if the transferee and the transferor agree for the express benefit of the Corporation that the transferee shall Transfer the Series A Preferred Stock (or any Equity Securities issued in respect thereof) so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor); and

(B) Transfers pursuant to a Change of Control which has been approved by the Board, has not been initiated by such Holder (or its Affiliates) and pursuant to which the Series A Preferred Stock is converted into cash or equity securities; and

(iii) Notwithstanding Sections 10(a)(i) and 10(a)(ii), the Holders will not at any time, directly or knowingly indirectly (without the prior written consent of the Board which, in the case of any 10% Entity, shall not be unreasonably withheld) Transfer any Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock to a Corporation Competitor or a 10% Entity.

(iv) Notwithstanding Sections 10(a)(i), 10(a)(ii) or 10(a)(iii), (i) nothing therein shall prohibit any Holder from Transferring all or any portion of its Series A Preferred Stock or Common Stock issued upon conversion thereof (A) to NGP or any of its Subsidiaries or (B) as approved in writing by the Board, (ii) nothing in Sections 10(a)(ii) or 10(a)(iii) shall restrict any Transfer of Common Stock into the public market pursuant to an Underwritten Offering or otherwise in an open market transaction and (iii) nothing in Sections 10(a)(i) or 10(a)(iii) shall restrict any Transfer of Common Stock in connection with, and to the extent of, the exercise of such Holder’s rights to participate in any Underwritten Offering that it is then eligible to participate in pursuant to the Registration Rights Agreement or to exercise their rights to demand registration not involving a sale pursuant to the Registration Rights Agreement.

(v) Notwithstanding anything to the contrary in this Section 10(a), no Holder shall Transfer all or any portion of its Series A Preferred stock (i) to any Person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code or (ii) prior to the HSR Expiration Date.

(vi) In the event that a Holder Transfers shares of Series A Preferred Stock, other than in connection with a Transfer permitted by and in accordance with this Certificate of Designations, such Transfer shall be null and void and of no force or effect, and the Corporation shall not recognize or be bound by any such purported Transfer.

(b)	Uncertificated Shares.

(i) Form. The shares of Series A Preferred Stock shall be in uncertificated, book entry form as permitted by the bylaws of the Corporation and the DGCL. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(ii) Transfer. Transfers of Series A Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested Transfer until furnished evidence reasonably satisfactory to it that such Transfer is made in accordance with the terms of this Certificate of Designation.

11. Other Provisions.

(a) At any time that any Series A Preferred Stock is outstanding, the Corporation shall from time to time take all lawful action within its control to cause the authorized capital stock of the Corporation to include (i) through the fifth anniversary of the Initial Issue Date, a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of Series A Preferred Stock then outstanding (assuming increases in the Accreted Value of the Series A Preferred Stock pursuant to this Certificate of Designations through the fifth anniversary of the Initial Issue Date and no other increase to the Accreted Value) and (ii) following the fifth anniversary of the Issue Date, a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of Series A Preferred Stock then outstanding (assuming increases in the Accreted Value of the Series A Preferred Stock pursuant to this Certificate of Designations through the next anniversary of the Initial Issue Date and no other increase to the Accreted Value).

(b) With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(c) All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three Business Days after being by first-class mail, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder. Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(d) Holders of shares of Series A Preferred Stock shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Corporation, except as set forth in the Preferred Purchase Agreement.

(e) As promptly as practicable following the occurrence of both the 14C Expiration Date and the HSR Expiration Date, the Corporation shall give written notice thereof to the Holders (the date of delivery of such notice, the “Requisite Approvals Notice Date”).

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed this 30th day of June, 2017.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

By:	/s/ Jay C. Graham
Name: Jay C. Graham
Title: Chief Executive Officer

[Signature Page to Certificate of Designations of WildHorse Resource Development Corporation]

EXHIBIT A

OWNERSHIP NOTICE

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF WILDHORSE RESOURCE DEVELOPMENT CORPORATION (THE “CORPORATION”), INCLUDING ANY CERTIFICATES OF DESIGNATIONS (AS FURTHER AMENDED AND/OR RESTATED FROM TIME TO TIME, THE “CHARTER”), THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER AND THAT CERTAIN PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF MAY 10, 2017 (THE “PPA”), COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND WILL BE PROVIDED, WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY. THE TERMS OF THE CHARTER AND THE PPA ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Corporation listed on Schedule A to this letter.

Exhibit A-1

In addition, please be advised that the Corporation will furnish without charge to each stockholder of the Corporation who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter. Any such request should be directed to the Secretary of the Corporation.

The shares of capital stock of the Corporation have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act.

Dated:

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF NOTICE OF CONVERSION

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 6.00% Series A Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) of WildHorse Resource Development Corporation (the “Corporation”), into shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”) according to the conditions of the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”). The Corporation will pay any documentary, stamp or similar issue or tax on the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, unless the tax is due because the undersigned requests such shares of Common Stock to be issued in a name other than the undersigned’s name, in which case the undersigned will pay the tax.

Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designations.

Number of shares of Series A Preferred Stock to be converted:

Name(s) (with address(es)) in which the certificate(s), if any, for any shares of Common Stock are to be registered:1

Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

[1]	The Corporation is not required to issue shares of Common Stock until you satisfy the remainder of the conditions set forth in the Certificate of Designations.

Exhibit B-1